EMPLOYMENT AGREEMENT

     AGREEMENT made as of January 1, 1998, between AMERICAN BUILDINGS COMPANY, a Delaware corporation with an office at 1150 State Docks Road, Eufaula, Alabama 36027 (the "Company"), and Barry Milling, residing at 1816 Fox Ridge Road, Eufaula, Alabama 36027 (the "Executive").

                              W I T N E S S E T H :

     WHEREAS, the Company desires that Executive be employed to serve in a senior executive capacity with the Company, and Executive desires to be so employed by the Company, upon the terms and conditions herein set forth.

     NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations and covenants herein contained, the parties hereto agree as follows:

     1. EMPLOYMENT.

     The Company hereby employs Executive and Executive hereby accepts such employment, subject to the terms and conditions herein set forth. Executive shall hold the office of Vice President-Technical Services of the Company reporting to the Chief Executive Officer of the Company.

     2. TERM.

     The initial term of employment under this Agreement shall begin on the date hereof (the "Employment Date") and shall continue until December 31, 2000, subject to prior termination in accordance with the terms hereof. Thereafter, this Agreement shall automatically be renewed for successive one year terms unless either party shall give the other ninety (90) days prior written notice of its intent not to renew this Agreement.

     3. COMPENSATION.

     As compensation for the employment services to be rendered by Executive hereunder, including all services as an officer or director of the Company and any of its subsidiaries, the Company agrees to pay, or cause to be paid, to Executive, and Executive agrees to accept, payable in equal installments in accordance with Company practice, an initial annual salary of $152,000. Executive's annual salary hereunder for the remaining years of employment shall be determined by the Board of Directors in its sole discretion, but shall not in any year be reduced below the rate for the previous year. In addition, Executive shall be entitled to bonuses from time to time in such amounts as may be determined by the Board of Directors in its sole discretion.

     4. EXPENSES.

     The Company shall pay or reimburse Executive, upon presentment of suitable vouchers, for all reasonable business and travel expenses which may be incurred or paid by Executive in connection with his employment hereunder. Executive shall comply with such restrictions and shall keep such records as the Company may deem necessary to meet the requirements of the Internal Revenue Code of 1986, as amended from time to time, and regulations promulgated thereunder.

     5. OTHER BENEFITS.

     Executive shall be entitled to such vacations and to participate in and receive any other benefits customarily provided by the Company to its senior management personnel (including any profit sharing, pension, short and long-term disability insurance, hospital, major medical insurance and group life insurance plans in accordance with the terms of such plans) and including stock option and/or stock purchase plans, all as determined from time to time by the Board of Directors of the Company.

     6. DUTIES.

        (a) Executive shall perform such duties and functions as the Chief Executive Officer of the Company shall from time to time determine and Executive shall comply in the performance of his duties with the policies of the Board of Directors, and be subject to the direction of the Chief Executive Officer. At the request of the Board of Directors, Executive shall serve as an executive officer and director of any subsidiary of the Company and, in the performance of such duties, Executive shall comply with the policies of the Board of Directors of each such subsidiary.

        (b) During the term of this Agreement, Executive shall devote substantially all of his time and attention, reasonable vacation time and absences for sickness excepted, to the business of the Company, as necessary to fulfill his duties. Executive shall perform the duties assigned to him with fidelity and to the best of his ability. Notwithstanding anything herein to the contrary, Executive may engage in other activities so long as such activities do not unreasonably interfere with Executive's performance of his duties hereunder and do not violate Section 9 hereof.

        (c) Nothing in this Section 6 or elsewhere in this Agreement shall be construed to prevent Executive from investing or trading in nonconflicting investments as he sees fit for his own account, including real estate, stocks, bonds, securities, commodities or other forms of investments.

     7. TERMINATION OF EMPLOYMENT; EFFECT OF TERMINATION.

        (a) Executive's employment hereunder may be terminated at any time upon written notice from the Company to Executive:

        (i) upon the determination by the Board of Directors that Executive's performance of his duties has not been fully satisfactory for any reason which would not constitute justifiable cause (as hereinafter defined) upon thirty (30) days' prior written notice to Executive; or

        (ii) upon the determination by the Board of Directors that there is justifiable cause (as hereinafter defined) for such termination upon ten
     (10) days' prior written notice to Executive.

        (b) Executive's employment shall terminate upon:

                  (i)      the death of Executive; or

        (ii) the "disability" of Executive (as hereinafter defined pursuant to subsection (c) herein) pursuant to subsection (f) hereof.

        (c) For the purposes of this Agreement, the term "disability" shall mean the inability of Executive, due to illness, accident or any other physical or mental incapacity, substantially to perform his duties for a period of three (3) consecutive months or for a total of six (6) months (whether or not consecutive) in any twelve (12) month period during the term of this Agreement, as reasonably determined by the Board of Directors of the Company after examination of Executive by an independent physician reasonably acceptable to Executive.

        (d) For the purposes hereof, the term "justifiable cause" shall mean and be limited to: any repeated wilful failure or refusal to perform any of his duties pursuant to this Agreement where such conduct shall not have ceased within 30 days following written warning from the Company; Executive's conviction (which, through lapse of time or otherwise, is not subject to appeal) of, pleading guilty to, or confession of any crime or offense involving money or other property of the Company or its subsidiaries or which constitutes a felony in the jurisdiction involved; Executive's performance of any act or his failure to act, for which if Executive were prosecuted and convicted, a crime or offense involving money or property of the Company or its subsidiaries, or which would constitute a felony in the jurisdiction involved, would have occurred; any unauthorized disclosure by Executive to any person, firm or corporation other than the Company, its subsidiaries and its and their directors, officers and employees, of any confidential information or trade secret of the Company or any of its subsidiaries; any attempt by Executive to secure any personal profit in connection with the business of the Company or any of its subsidiaries; Executive's engagement in a fraudulent act to the material damage or prejudice of Company or its subsidiaries or in conduct or activities materially damaging to the property, business or reputation of

Company or its subsidiaries, all as determined by the Board of Directors in good faith; Executive's illegal use of controlled substances; any material act or omission by Executive involving malfeasance or negligence in the performance of Executive's duties to the material detriment of the Company or its subsidiaries, as determined by the Board of Directors in good faith, which has not been corrected by Executive within thirty (30) days after written notice from the Company of any such act or omission; the entry of an order of a court that remains in effect and is not discharged for a period of at least sixty (60) days, which enjoins or otherwise limits or restricts the performance by Executive under this Agreement, relating to any contract, agreement or commitment made by or applicable to Executive in favor of any former employer or any other person; or the engaging by Executive in any business other than the business of the Company and its subsidiaries which unreasonably interferes with the performance of his duties hereunder. Upon termination of Executive's employment for justifiable cause, this Agreement shall terminate immediately and Executive shall not be entitled to any amounts or benefits hereunder other than such portion of Executive's annual salary and reimbursement of expenses pursuant to Section 4 hereof as has been accrued through the date of his termination of employment.

        (e) If Executive shall die during the term of his employment hereunder, this Agreement shall terminate immediately. In such event, the estate of Executive shall thereupon be entitled to receive such portion of Executive's annual salary and reimbursement of expenses pursuant to Section 4 as has been accrued through the date of his death. If Executive's death shall occur while he is on Company business, the estate of Executive shall be entitled to receive, in addition to the other amounts set forth in this subsection (e), an amount equal to one-half his then annual salary.

        (f) Upon Executive's "disability", the Company shall have the right to terminate Executive's employment. Notwithstanding any inability to perform his duties, Executive shall be entitled to receive his compensation (including bonus, if any) and reimbursement of expenses pursuant to Section 4 as provided herein until he begins to receive long-term disability insurance benefits under the policy provided by the Company pursuant to Section 5 hereof. Any termination pursuant to this subsection (f) shall be effective on the later of (i) the date 30 days after which Executive shall have received written notice of the Company's election to terminate or (ii) the date he begins to receive long-term disability insurance benefits under the policy provided by the Company pursuant to Section 5 hereof.

        (g) Notwithstanding any provision to the contrary contained herein, in the event that Executive's employment is terminated by the Company at any time for any reason other than justifiable cause, disability or death, the Company shall (i) pay Executive, for a period equal to the longer of (1) the remaining term of this Agreement or (2) one year (such period being hereinafter referred to as the "Severance Period"), a monthly payment equal to one-twelfth of his then annual salary, which amount shall be in lieu of any and all other payments due and owing to the Executive under the terms of this Agreement (other than any payments constituting reimbursement of expenses pursuant to Section 4 hereof), and (ii) continue to allow Executive to participate, at the Company's expense, in the Company's health insurance and disability insurance programs, to the extent permitted under such programs, during the Severance Period (collectively, the "Severance Payments"); provided, however, that if such termination occurs within one (1) year following the effective date of a Change in Control of the Company (as hereinafter defined), the Company shall pay to Executive, in lieu of the amounts set forth in clause
(i) above, in one lump sum, a severance payment equal to (i) two years' annual salary plus (ii) an amount equal to twice Executive's most recently declared bonus, if any.

        (h) For purposes of this Agreement, a "Change in Control of the Company" shall be deemed to occur if (i) there shall be consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or
(ii) the stockholders of the Company shall approve any plan or proposal for liquidation or dissolution of the Company, or (iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 40% or more of the Company's outstanding Common Stock other than pursuant to a plan or arrangement entered into by such person and the Company, or (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors of the Company shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

        (i) Notwithstanding any provision to the contrary contained herein, in the event the Company elects not to renew this Agreement (other than within one year following a Change in Control of the Company, which is covered in Section 7(g) above) the Company will pay Executive a severance payment equal to one year's annual salary.

        (j) Executive may terminate his employment at any time upon 30 days' prior written notice to the Company. Upon Executive's termination of his employment hereunder or his election not to renew this Agreement, this Agreement (other than Sections 4, 7, 9, 10, 11 and 12, which shall survive, if at all, in accordance with their terms) shall terminate; provided, however, that Section 9 shall not survive such termination unless the Company pays to Executive during the Severance Period the Severance Payments. In such event, Executive shall be entitled to receive such portion of Executive's annual salary and bonus, if any, as has been accrued to date. Executive shall be entitled to reimbursement of expenses pursuant to Section 4 hereof and to participate in the Company's benefit plans to the extent participation by former employees is required by law or permitted by such plans, with the expense of such participation to be as specified in such plans for former employees.

        (k) If, in connection with a change of ownership or control of the Company or a change in ownership of a substantial portion of the assets of the Company (all within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code")), an excise tax is payable by Executive under Section 4999 of the Code, then the Company will pay to the Executive additional compensation which will be sufficient to enable Executive to pay such excise tax as well as the income tax and excise tax on such additional compensation, such that, after the payment of income and excise taxes, Executive is in the same economic position in which he would have been if the provisions of Section 4999 of the Code had not been applicable. The additional compensation required by this Section 7(k) will be paid to Executive promptly after the date or dates on which the amount of such additional compensation is determinable, in whole or in part.

     8. REPRESENTATIONS AND AGREEMENTS OF EXECUTIVE.

        (a) Executive represents and warrants that he is free to enter into this Agreement and to perform the duties required hereunder, and that there are no employment contracts or understandings, restrictive covenants or other restrictions, whether written or oral, preventing the performance of his duties hereunder.

        (b) Executive agrees to submit to a medical examination and to cooperate and supply such other information and documents as may be required by any insurance company in connection with the Company's obtaining life insurance on the life of Executive, and any other type of insurance or fringe benefit as the Company shall determine from time to time to obtain.

     9. NON-COMPETITION.

        (a) Executive agrees that during his employment by the Company and during the Severance Period following the termination of Executive's employment hereunder (the "Non-Competitive Period"), Executive shall not, directly or indirectly, as owner, partner, joint venturer, stockholder, employee, broker, agent, principal, trustee, corporate officer, director, licensor, or in any capacity whatsoever engage in, become financially interested in, be employed by, render any consultation or business advice with respect to, or have any connection with, (i) any business which is competitive with products or services of the Company or any of its subsidiaries in any geographic area in the United States of America, Central and South America, Canada, The People's Republic of China and Southeast Asia where, at the time of the termination of his employment hereunder, the business of the Company or any of its subsidiaries was being conducted or was proposed to be conducted in any manner whatsoever or (ii) any business conducted under any corporate or trade name utilized by the Company or any name similar thereto without the prior written consent of the Company; provided, however, that Executive may own any securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time one percent (1%) of any class of stock or securities of such corporation. In addition, Executive shall not, directly or indirectly, during the Non-Competitive Period, request or cause any suppliers or customers with whom the Company or any of its subsidiaries has a business relationship to cancel or terminate any such business relationship with the Company or any of its subsidiaries or solicit, interfere with or entice from the Company any employee (or former employee) of the Company.

        (b) If any portion of the restrictions set forth in this Section 9 should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected.

        (c) Executive acknowledges that the Company conducts business throughout the United States, that its sales and marketing prospects are for continued expansion throughout the United States, Central and South America and Canada and that, therefore, the territorial and time limitations set forth in this Section 9 are reasonable and properly required for the adequate protection of the business of the Company and its subsidiaries. In the event any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, Executive agrees to the reduction of the territorial or time limitation to the area or period which such court shall deem reasonable.

        (d) The existence of any claim or cause of action by Executive against the Company or any subsidiary shall not constitute a defense to the enforcement by the Company or any subsidiary of the foregoing restrictive covenants, but such claim or cause of action shall be litigated separately.

        (e) In the event Executive's employment with the Company terminates for any reason other than termination by the Company within one year following a Change in Control of the Company, the Company and Executive agree that in consideration of the payments being made to Executive during the Severance Period, Executive shall be available during the Severance Period to advise and consult with the Board of Directors, the President and other officers of the Company and its subsidiaries with respect to the affairs of the Company and its subsidiaries on a part-time basis, in response to requests for such advisory and consulting services by the Board of Directors, or other officers of the Company or its subsidiaries, subject to the conditions that (i) such services shall be performed within the United States of America, (ii) Executive shall not be required to devote a major portion of his time to such services, (iii) such services shall not unreasonably interfere with the performance of other employment or consulting duties Executive may have, (iv) Executive shall not be required to perform such services during usual vacation periods and reasonable periods of illness or other incapacitation, (v) such services shall be performed at times and places as shall be chosen by Executive, and which will result in the least inconvenience to Executive, and (vi) all other provisions of this
Section 9 shall apply. The Company
shall reimburse Executive for actual out-of-pocket expenses incurred in rendering the services performed by Executive upon the request of the Board of Directors, or other officers of the Company or its subsidiaries, payable at the end of each month during such period. Notwithstanding the foregoing, in the event that Executive seeks full-time employment with a third party and such third party will not accept Executive's services for as long as he is committed under this subsection (e) to provide consulting services to the Company, then if the Board of Directors of the Company determines in its reasonable discretion that Executive's employment with the third party will not cause him to breach the provisions of Section 9 of this Agreement (other than this subsection (e)) and Executive provides the Board of Directors with a letter signed by the third party stating that such third party will not accept Executive's services as described above, the provisions of this subsection (e) shall immediately terminate and be of no further force or effect.

        (f) Notwithstanding anything herein to the contrary, this Section 9 shall automatically terminate if the Company terminates Executive's employment within one year following the effective date of a Change in Control of the Company, or if the Company fails to make any payments due to Executive under Sections 7(g), 7(i), 7(j) or 9(e).

    10. INVENTIONS AND DISCOVERIES.

        (a) Executive shall promptly and fully disclose to the Company, and with all necessary detail for a complete understanding of the same, all developments, know-how, discoveries, inventions, improvements, concepts, ideas, writings, formulae, processes and methods (whether copyrightable, patentable or otherwise) made, received, conceived, acquired or written during working hours, or otherwise, by Executive (whether or not at the request or upon the suggestion of the Company) during the period of his employment with, or rendering of advisory or consulting services to, the Company or any of its subsidiaries, solely or jointly with others in or relating to any activities of the Company or its subsidiaries known to him as a consequence of his employment or the rendering of advisory and consulting services hereunder (collectively the "Subject Matter").

        (b) Executive hereby assigns and transfers, and agrees to assign and transfer, to the Company, all his rights, title and interest in and to the Subject Matter, and Executive further agrees to deliver to the Company any and all drawings, notes, specifications and data relating to the Subject Matter, and to execute, acknowledge and deliver all such further papers, including applications for copyrights or patents, as may be necessary to obtain copyrights and patents for any thereof in any and all countries and to vest title thereto to the Company. Executive shall assist the Company in obtaining such copyrights or patents during the term of this Agreement, and any time thereafter on reasonable notice and at mutually convenient times, and Executive agrees to testify in any prosecution or litigation involving any of the Subject Matter; provided, however, that Executive shall be compensated in a timely manner at the rate of $500.00 per day (or portion thereof), plus out-of-pocket expenses incurred in rendering such assistance or giving or preparing to give such testimony if it is required after the Severance Period.

    11. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

        (a) Executive shall not, during the term of this Agreement, or at any time following termination of this Agreement, directly or indirectly, disclose or permit to be known (other than as is required in the regular course of his duties (including without limitation disclosures to the Company's advisors and consultants) or is required by law (in which case Executive shall give the Company prior written notice of such required disclosure) or with the prior written consent of the Board of Directors of the Company), to any person, firm or corporation, any confidential information acquired by him during the course of, or as an incident to, his employment or the rendering of his advisory or consulting services hereunder, relating to the Company or any of its subsidiaries, the directors of the Company or its subsidiaries, any client of the Company or any of its subsidiaries, or any corporation, partnership or other entity owned or controlled, directly or indirectly, by any of the foregoing, or in which any of the foregoing has a beneficial interest, including, but not limited to, the business affairs of each of the foregoing. Such confidential information shall include, but shall not be limited to, proprietary technology, trade secrets, patented processes, research and development data, know-how, market studies and forecasts, competitive analyses, pricing policies, employee lists, personnel policies, the substance of agreements with customers, suppliers and others, marketing or dealership arrangements, servicing and training programs and arrangements, customer lists and any other documents embodying such confidential information. This confidentiality obligation shall not apply to any confidential information which thereafter becomes publicly available other than pursuant to a breach of this Section 11(a) by Executive.

        (b) All information and documents relating to the Company and its affiliates as hereinabove described (or other business affairs) shall be the exclusive property of the Company, and Executive shall use commercially reasonable best efforts to prevent any publication or disclosure thereof. Upon termination of Executive's employment with the Company, all documents, records, reports, writings and other similar documents containing confidential information, including copies thereof, then in Executive's possession or control shall be returned and left with the Company.

    12. SPECIFIC PERFORMANCE

        Executive agrees that if he breaches, or threatens to commit a breach of, any of the provisions of Sections 9, 10 or 11 (the "Restrictive Covenants"), the Company shall have, in addition to, and not in lieu of, any other rights and remedies available to the Company under law and in equity, the right to injunctive relief and/or to have the Restrictive Covenants specifically enforced by an court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. Notwithstanding the foregoing, nothing herein shall constitute a waiver by Executive of his right to contest whether a breach or threatened breach of any Restrictive Covenant has occurred.

    13. AMENDMENT OR ALTERATION.

        No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by both of the parties hereto.

    14. GOVERNING LAW.

        This Agreement shall be governed by and construed in accordance with the laws of the State of Alabama applicable to agreements made and to be performed therein.

    15. SEVERABILITY.

        The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect.

    16. NOTICES.

        Any notices required or permitted to be given hereunder shall be sufficient if in writing, and if delivered by hand or courier, or sent by certified mail, return receipt requested, to the addresses set forth above or such other address as either party may from time to time designate in writing to the other, and shall be deemed given as of the date of the delivery or at the expiration of three days in the event of a mailing.

    17. WAIVER OR BREACH.

        It is agreed that a waiver by either party of a breach of any provision of this Agreement shall not operate, or be construed, as a waiver of any subsequent breach by that same party.

    18. ENTIRE AGREEMENT AND BINDING EFFECT.

        This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, supersedes all prior agreements, both written and oral, between the parties with respect to the subject matter hereof, including without limitation the employment agreement, dated as of October 21, 1994, between the Company and Executive, and may be modified only by a written instrument signed by each of the parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributors, successors and assigns, provided, however, that Executive shall not be entitled to assign or delegate any of his or her rights or obligations hereunder without the prior written consent of the Company.

    19. SURVIVAL.

        Except as otherwise expressly provided herein, the termination of Executive's employment hereunder or the expiration of this Agreement shall not affect the enforceability of Sections 4, 7, 9, 10, 11 and 12 hereof.

    20. FURTHER ASSURANCES.

        The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

    21. CONSTRUCTION OF AGREEMENT.

        No provision of this Agreement or any related document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

    22. HEADINGS.

        The Section headings appearing in this Agreement are for the purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, demand or affect its provisions.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.


                                         AMERICAN BUILDINGS COMPANY

[CORPORATE SEAL]

                                         By:/s/___________________________

ATTEST:

By:/s/________________________
         Name:
         Title:

                                         /s/______________________________
                                            Barry Milling